                 NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:
Corporate Headquarters	Rob Rengel	Natalie Gillespie
2021 McKinney Avenue	309-339-4509	412-394-2850
Dallas, TX 75201 U.S.A.	rob.rengel@ATImaterials.com	natalie.gillespie@ATImaterials.com
www.ATImaterials.com
ATI Announces Second Quarter 2026 Results
ATI Exceeds the High End of Q2 Guidance and Raises Full-Year Outlook
GAAP diluted EPS up 56% year-over-year
Net income attributable to ATI increased 50%, adjusted EBITDA rose 37% year-over-year
Adjusted EBITDA margin expanded 440 basis points to 22.6% year-over-year
Second Quarter 2026 GAAP Financial Results
◦     Sales of $1.26 billion, up 11% year-over-year, driven by a 13% aerospace & defense increase
◦     Net income attributable to ATI of $151 million, up 50% year-over-year
◦     Earnings per share of $1.09 compared to $0.70 per share in second quarter 2025
Second Quarter 2026 Non-GAAP Financial Information(a)
◦Adjusted net income attributable to ATI(a) of $170 million, up 60% year-over-year
◦Adjusted earnings per share(a) of $1.23, compared to $0.74 per share in second quarter 2025
◦Adjusted EBITDA(a) of $284 million, an increase of 37% year-over-year
◦Adjusted EBITDA(a) as a percentage of sales of 22.6%, compared to 18.2% in second quarter 2025
Guidance
The Company is providing third quarter and updated full-year 2026 guidance in the table below.

	Current Guidance		Prior Guidance
	Q3 2026	Full Year 2026	Full Year 2026
Adjusted EBITDA(b)	$305M - $315M	$1,135M - $1,185M	$1,010M - $1,060M

Adjusted Earnings Per Share(b)	$1.31 - $1.37	$4.90 - $5.18	$4.20 - $4.48

Adjusted Free Cash Flow(b)		$550M - $600M	$465M - $525M
(a) Reconciliations of the reported information under accounting principles generally accepted in the United States (GAAP) to non-GAAP financial measures are included in accompanying financial tables. Non-GAAP financial measures should be viewed in addition to, and not superior to or as an alternative for, the Company’s reported results prepared in accordance with GAAP.
(b) Detailed reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not available without unreasonable effort due to the complexity of the excluded components.

DALLAS, TX--(PR Newswire)--August 6, 2026--ATI Inc. (NYSE: ATI) reported second quarter 2026 results, with sales of $1.26 billion and net income attributable to ATI of $151 million, or $1.09 per share.

			Sequential		Y-O-Y
($ in millions except per share amounts)	Q2 2026	Q1 2026	Change	Q2 2025	Change
Sales	$1,261.1	$1,151.5	10%	$1,140.4	11%
Net income attributable to ATI	$151.0	$118.2	28%	$100.7	50%
Earnings per share	$1.09	$0.85	28%	$0.70	56%
Non-GAAP information(a)
Adjusted net income attributable to ATI(a)	$169.7	$139.2	22%	$106.4	59%
Adjusted earnings per share(a)	$1.23	$1.00	23%	$0.74	66%
ATI adjusted EBITDA(a)	$284.4	$231.7	23%	$207.7	37%

Second quarter 2026 GAAP earnings per share were $1.09 and adjusted earnings per share(a) were $1.23. Net income attributable to ATI was $151.0 million and ATI adjusted EBITDA(a) was $284.4 million, or 22.6% of sales. Second quarter 2026 GAAP and non-GAAP results include a gain of $9.9 million, or $0.06 per share, from the sale of a previously closed manufacturing facility in the AA&S segment.
Second quarter 2026 adjusted results exclude pre-tax charges of $23.6 million for special items consisting of $10.1 million of start-up and transaction-related costs, $7.0 million of transformation-related costs, $3.9 million of restructuring-related costs, and $2.6 million of losses on the sale of customer accounts receivable. The after-tax impact of these special items was a charge of $18.7 million, or $0.14 per share.

First quarter 2026 adjusted results exclude pre-tax charges of $26.4 million for special items consisting of $11.1 million of start-up and transaction costs, $8.1 million of restructuring-related costs, $4.8 million of transformation costs, and $2.4 million of losses on the sale of customer accounts receivable. The after-tax impact of these special items was a charge of $21.0 million, or $0.15 per share. Second quarter 2025 adjusted results exclude pre-tax charges of $7.4 million for special items. The after-tax impact of these special items was a charge of $5.7 million, or $0.04 per share. The Non-GAAP tables included within this release provide the reconciliations of the GAAP to Non-GAAP financial measures and additional details on the special items noted above.

"We delivered another solid quarter, with results above the high end of our guidance and adjusted EBITDA up 37% year-over-year on 11% sales growth. This is a clear example of the earnings potential we’ve been building across both of our segments. Adjusted EBITDA margin expanded 440 basis points to 22.6%, and our backlog reached another record at $4.4 billion, up 18% year-over-year, as demand for our unique aerospace and defense materials continues to outpace available supply," said Kimberly A. Fields, Board Chair, President and CEO. "This quarter reflects the continued evolution of ATI's portfolio toward a more differentiated, higher-margin business, anchored by long-term customer agreements and concentrated exposure in aerospace, defense and specialty energy.

“Momentum is carrying into the second half, and we are again raising our full-year guidance for adjusted earnings, EBITDA and free cash flow,” Fields added. “Our outlook is supported by contracted pricing improvements, a richer product mix and increasing production volumes as targeted investments and operational execution expand our available capacity."

Operating Results by Segment

High Performance Materials & Components (HPMC)
($ millions)	Q2 2026	Q1 2026	Q2 2025
Sales	$637.1	$614.3	$608.8

Segment EBITDA(a)	$153.5	$152.9	$144.0
% of Sales	24.1%	24.9%	23.7%

•HPMC’s second quarter 2026 sales increased $22.8 million, or 4%, compared to first quarter 2026, primarily due to strong demand and pricing for commercial jet engine products. Aerospace & defense sales represented 93% of total HPMC sales in second quarter 2026, unchanged from first quarter 2026.
•Second quarter 2026 sales increased 5% compared to second quarter 2025, primarily driven by a 10% increase in commercial jet engine sales due to strong demand and pricing.
•HPMC second quarter 2026 segment EBITDA(a) was $153.5 million, or 24.1% of sales. The sequential decline in segment EBITDA margin was primarily due to higher manufacturing and period costs, including costs associated with revised qualification requirements for our new facility in Mexico and titanium electron-beam furnace. The higher costs were partially offset by increased volume and favorable pricing of jet engine nickel products. The year-over-year increase in the segment EBITDA margin rate was primarily due to higher volume and favorable pricing, partially offset by higher manufacturing and period costs.

Advanced Alloys & Solutions (AA&S)
($ millions)	Q2 2026	Q1 2026	Q2 2025
Sales	$624.0	$537.2	$531.6

Segment EBITDA(a)	$147.6	$97.0	$76.7
% of Sales	23.7%	18.1%	14.4%

•AA&S second quarter 2026 sales increased $86.8 million, or 16%, compared to first quarter 2026, primarily due to higher sales in the aerospace & defense and conventional energy markets. Aerospace & defense sales increased 19%, driven by higher demand and pricing and represented 44% of total AA&S sales in the second quarter of 2026. The increase in conventional energy sales was mostly due to demand timing.
•Second quarter 2026 sales increased $92.4 million, or 17%, compared to the prior year quarter, primarily due to higher sales to the aerospace & defense and conventional energy markets. On a year-over-year basis, aerospace & defense sales grew by 34%, including a 90% increase in defense sales, reflecting both higher demand and pricing.
•AA&S second quarter 2026 segment EBITDA(a) was $147.6 million, or 23.7% of sales, inclusive of a $9.9 million gain from the sale of a previously closed manufacturing facility. Excluding the impact of the gain, the sequential and year-over-year increase in segment EBITDA margin was primarily driven by higher pricing and favorable mix.

Corporate Items and Cash
•Restructuring and other charges:
◦Second quarter 2026: $23.6 million includes pre-tax charges consisting of $10.1 million of start-up and transaction-related costs, $7.0 million of transformation-related costs, $3.9 million of restructuring-related costs for severance and facility rationalization activities, and $2.6 million of losses on the sale of customer accounts receivable.
◦First quarter 2026: $26.4 million includes pre-tax charges consisting of $11.1 million of start-up and transaction-related costs, $8.1 million of restructuring-related severance and impairment costs due to facility rationalization activities, $4.8 million of transformation-related costs, and $2.4 million of losses on the sale of customer accounts receivable.
◦Second quarter 2025: $8.7 million includes pre-tax charges consisting of $7.1 million for start-up and transaction-related costs and $1.6 million of losses on the sale of customer accounts receivable. These pre-tax charges were partially offset by credits of $1.3 million due to a reduction in severance-related reserves for a previous restructuring in our AA&S segment.
•Corporate expenses in the second quarter 2026 were $14.9 million, compared to $17.0 million in the first quarter 2026, and $15.4 million in the prior year quarter. The decrease compared to first quarter 2026 was primarily due to a benefit from an insurance claim, partially offset by higher incentive compensation expense. Corporate expenses were relatively flat on a year-over-year basis.
•Closed operations and other income/expense was an expense of $1.8 million in the second quarter 2026 compared to expense of $1.2 million in the first quarter 2026, and income of $2.4 million in the prior year quarter. The increase in expense compared to first quarter 2026 was primarily due to changes in environmental reserves. Second quarter 2025 benefited from foreign exchange gains of $1.8 million and a favorable bankruptcy settlement related to an insurance claim of $1.1 million.
•The second quarter 2026 effective tax rate was 20.0%, compared to an effective tax rate of 11.8% in first quarter 2026 and 22% in second quarter 2025. The higher effective tax rate on a sequential basis was primarily due to the timing and amount of discrete tax benefits, mostly for share-based compensation. The year-over-year comparison was also affected by tax law changes from the One Big Beautiful Bill Act.
•Cash provided by operating activities was $131.8 million for second quarter 2026, while capital expenditures were $68.6 million.
•Managed working capital as a percent of annualized sales was 34.3% at the end of second quarter 2026, a decrease of 50 basis points compared to the end of first quarter 2026.
•In the second quarter 2026, the Company repurchased $50 million of its common stock at an average price per share of $159.53, retiring approximately 0.3 million shares. As of the end of second quarter 2026, total share repurchase authorization remaining was $495 million.

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ATI will conduct a conference call with investors and analysts on Thursday, August 6, 2026, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImaterials.com. To access the broadcast, click on “Conference Call.” A replay of the conference call will be available on the ATI website.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty materials; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages; (h) business and economic disruptions associated with extraordinary events beyond our control, such as war, terrorism, international conflicts, public health issues, such as epidemics or pandemics, natural disasters and climate-related events that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 28, 2025, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

ATI: Proven to Perform.
ATI (NYSE: ATI) is a global producer of high performance materials and solutions for the global aerospace & defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.

ATI Inc.
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Fiscal Quarter Ended			Fiscal Year-To-Date Period Ended
	June 28,	March 29,	June 29,	June 28,	June 29,
	2026	2026	2025	2026	2025

Sales	$1,261.1	$1,151.5	$1,140.4	$2,412.6	$2,284.8

Cost of sales	951.3	888.6	897.9	1,839.9	1,806.5
Gross profit	309.8	262.9	242.5	572.7	478.3

Selling and administrative expenses	95.7	92.1	82.8	187.8	167.8
Restructuring (credits) charges	3.9	7.0	(1.3)	10.9	(1.3)
(Gain) loss on asset sales and sales of businesses, net	(9.8)	—	—	(9.8)	3.9
Operating income	220.0	163.8	161.0	383.8	307.9
Nonoperating retirement benefit expense	(4.3)	(4.3)	(4.1)	(8.6)	(8.0)
Interest expense, net	(23.9)	(23.7)	(25.4)	(47.6)	(48.4)
Other income, net	1.1	0.8	1.8	1.9	3.3
Income before income taxes	192.9	136.6	133.3	329.5	254.8
Income tax provision	38.6	16.1	29.3	54.7	50.3
Net income	$154.3	$120.5	$104.0	$274.8	$204.5
Less: Net income attributable to noncontrolling interests	3.3	2.3	3.3	5.6	6.8
Net income attributable to ATI	$151.0	$118.2	$100.7	$269.2	$197.7

Basic net income attributable to ATI per common share	$1.11	$0.86	$0.72	$1.97	$1.40

Diluted net income attributable to ATI per common share	$1.09	$0.85	$0.70	$1.94	$1.38

ATI Inc.
Selected Financial Data
(Unaudited, dollars in millions)

	Fiscal Quarter Ended			Fiscal Year-To-Date Period Ended
	June 28,	March 29,	June 29,	June 28,	June 29,
	2026	2026	2025	2026	2025
Sales:
High Performance Materials & Components	$637.1	$614.3	$608.8	$1,251.4	$1,192.9
Advanced Alloys & Solutions	624.0	537.2	531.6	1,161.2	1,091.9
Total external sales	$1,261.1	$1,151.5	$1,140.4	$2,412.6	$2,284.8

Segment EBITDA(a):
High Performance Materials & Components	$153.5	$152.9	$144.0	$306.4	$275.0
% of Sales	24.1%	24.9%	23.7%	24.5%	23.1%
Advanced Alloys & Solutions	147.6	97.0	76.7	244.6	160.1
% of Sales	23.7%	18.1%	14.4%	21.1%	14.7%

Corporate, Closed Operations and Other (Income) Expense(b):
Corporate expense	$14.9	$17.0	$15.4	$31.9	$32.8
Closed operations and other (income) expense	1.8	1.2	(2.4)	3.0	—
Total Corporate, Closed Operations and Other expense	$16.7	$18.2	$13.0	$34.9	$32.8

Depreciation & Amortization:
High Performance Materials & Components	$20.6	$19.6	$20.9	$40.2	$40.6
Advanced Alloys & Solutions	21.8	23.7	19.1	45.5	38.6
Other	1.6	1.7	1.6	3.3	3.2
Total depreciation & amortization	$44.0	$45.0	$41.6	$89.0	$82.4

Percentage of Total ATI Sales(c):
Nickel-based alloys and specialty alloys	51%	49%	48%	50%	48%
Precision forgings, castings and components	18%	20%	21%	19%	21%
Titanium and titanium-based alloys	15%	17%	17%	16%	18%
Zirconium and related alloys	11%	9%	9%	10%	8%
Precision rolled strip products	5%	5%	5%	5%	5%
Total	100%	100%	100%	100%	100%

(a) The Company’s Chief Operating Decision Maker (“CODM”) utilizes Segment EBITDA as a key metric to evaluate segment performance. Our measure of segment EBITDA, which we use to analyze the performance and results of our business segments, excludes net interest expense, income taxes, depreciation and amortization, special charges, unallocated corporate expenses, closed operations and other income (expense). See the Company’s Form 10-Q for the reconciliation of Segment EBITDA to Income before taxes.

(b) Amounts exclude depreciation & amortization expense.

(c) Hot-Rolling and Processing Facility conversion service sales in the AA&S segment are excluded from this presentation.

ATI Inc.
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	June 28,	December 28,
	2026	2025
ASSETS

Current Assets:
Cash and cash equivalents	$783.0	$416.7
Accounts receivable, net of allowances for doubtful accounts	646.6	686.1
Short-term contract assets	95.9	72.8
Inventories, net	1,667.5	1,403.2
Prepaid expenses and other current assets	87.4	101.2
Total Current Assets	3,280.4	2,680.0

Property, plant and equipment, net	1,980.7	1,940.6
Goodwill	225.2	225.2
Other assets	252.6	253.8

Total Assets	$5,738.9	$5,099.6

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$656.6	$568.2
Accrued liabilities	208.9	240.5
Short-term contract liabilities	143.5	146.4
Short-term debt and current portion of long-term debt	383.6	31.1
Other current liabilities	17.1	20.1
Total Current Liabilities	1,409.7	1,006.3

Long-term debt	1,808.4	1,718.3
Accrued postretirement benefits	150.8	158.5
Pension liabilities	43.2	41.4
Other long-term liabilities	328.6	258.4
Total Liabilities	3,740.7	3,182.9

Total ATI stockholders' equity	1,876.7	1,804.5
Noncontrolling interests	121.5	112.2
Total Equity	1,998.2	1,916.7

Total Liabilities and Equity	$5,738.9	$5,099.6

ATI Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Fiscal Year-To-Date Period Ended
	June 28,	June 29,
	2026	2025

Operating Activities:
Net income	$274.8	$204.5

Depreciation and amortization	89.0	82.4
Non-cash restructuring charges, net	5.1	—
Share-based compensation	14.1	14.6
Deferred taxes	17.5	33.5
Net gain from disposal of property, plant and equipment	(9.8)	0.2
Net loss on sales of businesses		3.7
Changes in operating assets and liabilities:
Inventories	(266.0)	(50.6)
Accounts receivable	39.8	(71.9)
Accounts payable	90.2	(56.0)
Retirement benefits	(3.2)	(4.1)
Accrued liabilities and other	8.5	(87.3)
Cash provided by operating activities	260.0	69.0
Investing Activities:
Purchases of property, plant and equipment	(123.8)	(125.4)
Proceeds from disposal of property, plant and equipment	5.6	0.1
Proceeds from sales of businesses, net of transaction costs	1.4	2.0
Other	—	4.1
Cash used in investing activities	(116.8)	(119.2)
Financing Activities:
Proceeds from issuance of senior notes	450.0	—
Repayment of finance lease obligations	(16.7)	(16.3)
Net borrowings under international credit facilities	2.5	—
Debt issuance costs	(5.7)	—
Purchase of treasury stock	(125.0)	(320.0)
Taxes on share-based compensation and other	(81.7)	(29.5)
Cash provided by (used in) financing activities	223.4	(365.8)
Effect of exchange rate changes on cash and cash equivalents	(0.3)	14.4
Increase (decrease) in cash and cash equivalents	366.3	(401.6)
Cash and cash equivalents at beginning of period	416.7	721.2
Cash and cash equivalents at end of period	$783.0	$319.6

ATI Inc.
Revenue by Market
(Unaudited, dollars in millions)

	Fiscal Quarter Ended						Fiscal Year-To-Date Period Ended
	June 28,		March 29,		June 29,		June 28,		June 29,
	2026		2026		2025		2026		2025
Aerospace & Defense:
Jet Engines- Commercial	$508.3	40%	$472.0	41%	$447.8	39%	$980.3	41%	$869.2	38%
Airframes- Commercial	191.7	15%	186.6	16%	195.2	17%	378.3	16%	401.0	17%
Defense	162.0	13%	139.0	12%	118.8	11%	301.0	12%	246.0	11%
Total Aerospace & Defense	862.0	68%	797.6	69%	761.8	67%	1,659.6	69%	1,516.2	66%

Other Markets:
Specialty Energy	59.2	5%	61.6	5%	63.5	6%	120.8	5%	114.0	5%
Electronics	38.2	3%	28.3	3%	43.7	4%	66.5	3%	83.3	4%
Medical	23.0	2%	27.5	3%	38.9	3%	50.5	2%	81.3	4%
Automotive	72.3	6%	61.5	5%	64.8	6%	133.8	5%	125.4	5%
Conventional Energy	103.5	8%	84.2	7%	92.9	8%	187.7	8%	214.7	9%
Construction/Mining	34.9	3%	39.0	3%	33.3	3%	73.9	3%	66.2	3%
Other	68.0	5%	51.8	5%	41.5	3%	119.8	5%	83.7	4%
Total Other Markets	$399.1	32%	$353.9	31%	$378.6	33%	$753.0	31%	$768.6	34%

Total	$1,261.1	100%	$1,151.5	100%	$1,140.4	100%	$2,412.6	100%	$2,284.8	100%

ATI Inc.
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, dollars in millions, except per share amounts)

	Fiscal Quarter Ended			Fiscal Year-To-Date Period Ended
	June 28,	March 29,	June 29,	June 28,	June 29,
	2026	2026	2025	2026	2025
Numerator for Basic net income per common share -
Net income attributable to ATI	$151.0	$118.2	$100.7	$269.2	$197.7

Denominator for Basic net income per common share -
Weighted average shares outstanding	136.3	136.7	139.8	136.5	140.7
Effect of dilutive securities:
Share-based compensation	2.0	1.9	3.3	2.0	3.0
Denominator for Diluted net income per common share -
Adjusted weighted average shares and assumed conversions	138.3	138.6	143.1	138.5	143.7

Basic net income attributable to ATI per common share	$1.11	$0.86	$0.72	$1.97	$1.40

Diluted net income attributable to ATI per common share	$1.09	$0.85	$0.70	$1.94	$1.38

ATI Inc.
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This report includes financial performance measures that are not defined by GAAP, including Adjusted net income attributable to ATI, Adjusted EPS, Adjusted EBITDA, Segment EBITDA, Adjusted free cash flow and Managed working capital. The Company uses these non-GAAP financial measures to assist in assessing operating performance on a consistent basis across multiple reporting periods by removing the impact of special items, which can vary from period to period, that management does not believe are directly reflective of the Company’s core operations. The Company defines special items as significant non-recurring or non-operational charges or credits, restructuring and other charges/credits, gains or losses from the sale of accounts receivable, strike related costs, goodwill and long-lived asset impairments, debt extinguishment charges, pension remeasurement gains and losses, other postretirement/pension curtailment and settlement gains and losses, and gains or losses on sales of businesses.

Adjusted net income attributable to ATI and related Adjusted EPS are calculated by adjusting net income attributable to ATI for the tax-effected impact of special items. We define Adjusted EBITDA as net income, excluding net interest expense, income taxes, depreciation and amortization, and special items. Our measure of segment EBITDA, which we use to analyze the performance and results of our business segments, excludes net interest expense, income taxes, depreciation and amortization, special charges, corporate expenses, closed operations and other income (expense). Our methods of calculating Adjusted free cash flow and Managed working capital are discussed in greater detail below under the headings “Adjusted Free Cash Flow” and “Managed Working Capital,” respectively.

Management believes presenting these non-GAAP financial measures is useful to investors because it (1) provides investors with meaningful supplemental information regarding financial and operating performance by excluding certain items management believes do not directly impact the Company’s core operations, (2) permits investors to view performance using the same metrics that management uses to forecast, evaluate performance, and make operating and strategic decisions, and (3) provides additional information on a period-to-period consistent basis using measures commonly used to analyze companies’ operating performance. Management believes that consideration of these non-GAAP financial measures, together with our GAAP financial measures and the corresponding reconciliations, provides investors with a better understanding of the Company’s performance and trends that would be absent such disclosures.

Non-GAAP financial measures should be viewed in addition to, and not superior to or as an alternative for, the Company’s reported results prepared in accordance with GAAP. The following tables provide the calculation of the non-GAAP financial measures discussed in this press release:

Net Income Attributable to ATI

	Fiscal Quarter Ended
	June 28, 2026		March 29, 2026		June 29, 2025
		EPS		EPS		EPS

Net income attributable to ATI	$151.0	$1.09	$118.2	$0.85	$100.7	$0.70
Adjustments for special items, pre-tax:
Restructuring and other charges(a)	23.6		26.4		7.4
Pension remeasurement loss(b)	—		—		—
Loss (gain) on sales of businesses(c)	—		—		—
Total pre-tax adjustments for special items	23.6	0.17	26.4	0.19	7.4	0.05

Income tax on adjustments for special items	(4.9)	(0.03)	(5.4)	(0.04)	(1.7)	(0.01)

Adjusted Net income attributable to ATI	$169.7	$1.23	$139.2	$1.00	$106.4	$0.74

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	Fiscal Quarter Ended
	June 28, 2026	March 29, 2026	June 29, 2025
Net income attributable to ATI	$151.0	$118.2	$100.7
Net income attributable to noncontrolling interests	3.3	2.3	3.3
Net income	154.3	120.5	104.0
(+) Depreciation and amortization	44.0	45.0	41.6
(+) Interest expense	23.9	23.7	25.4
(+) Income tax provision	38.6	16.1	29.3
EBITDA	260.8	205.3	200.3
Adjustments for special items, pre-tax:
(+) Restructuring and other charges(a)	23.6	26.4	7.4
(+) Pension remeasurement loss(b)	—	—	—
(+/-) Loss (gain) on sales of businesses(c)	—	—	—
Adjusted EBITDA	$284.4	$231.7	$207.7
(a) Second quarter 2026 includes pre-tax charges of $23.6 million consisting of $10.1 million of start-up and transaction-related costs, $7.0 million of transformation-related costs, $3.9 million of restructuring-related costs for severance and facility rationalization activities, and $2.6 million of losses on the sale of customer accounts receivable. First quarter 2026 includes pre-tax charges of $26.4 million consisting of $11.1 million of start-up and transaction-related costs, $8.1 million of restructuring-related severance and impairment costs primarily due to facility rationalization activities, $4.8 million of transformation-related costs, and $2.4 million of losses on the sale of customer accounts receivable. Second quarter 2025 includes pre-tax charges of $7.4 million primarily for start-up and transaction-related costs.

Adjusted Free Cash Flow

Management uses a non-GAAP measure, Adjusted free cash flow, to assess the cash flow generation of the Company’s operations. Adjusted free cash flow is defined as the total cash provided by (used in) operating activities and investing activities as presented on the consolidated statements of cash flows, adjusted to exclude cash contributions to the Company’s U.S. qualified defined benefit pension plan.

Management utilizes this measure to assess the cash flow generation performance of its business as it excludes cash contributions to the Company’s U.S. qualified defined benefit pension plan that are periodic rather than recurring. The impact of cash generated from the sale of assets and non-core businesses is included in the measure as the proceeds of such transactions are considered by Management in setting capital budgets to fund capital expenditures. Management believes this measure provides investors with additional meaningful insights as to the Company’s ability to generate cash in excess of operational and investing needs. Adjusted free cash flow is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest, tax, or other contractually required payments. Further, adjusted free cash flow should be viewed in addition to, and not superior to or as an alternative for, the Company’s reported results prepared in accordance with GAAP.

	Fiscal Quarter Ended		Fiscal Year-To-Date Period Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Cash provided by operating activities	$131.8	$161.5	$260.0	$69.0
Add back: Cash contributions to U.S. qualified defined benefit pension plan	—	—	—	—
Cash provided by operating activities excluding pension contributions	131.8	161.5	260.0	69.0
Cash used in investing activities	(63.2)	(68.6)	(116.8)	(119.2)
Adjusted Free Cash Flow	$68.6	$92.9	$143.2	$(50.2)

Managed Working Capital

As part of managing the performance of our business, we focus on Managed working capital, a non-GAAP financial measure that we define as gross accounts receivable, short-term contract assets and gross inventories, excluding the effects of reserves for uncollectible accounts receivable and inventory valuation reserves, less accounts payable and short-term contract liabilities. We assess Managed working capital performance as a percentage of the prior three months' annualized sales. Managed working capital is not intended to replace working capital or other GAAP financial measures or to be used as a measure of liquidity.

Management believes this non-GAAP financial measure focuses on the assets and liabilities most closely attributable to our core operations, allowing Management to quantify and evaluate the asset intensity of our business. Further, Management believes this non-GAAP financial measure provides investors with additional insights into the Company’s effectiveness in balancing the need to maintain appropriate asset levels to support sales growth and operations while deploying our cash effectively.

	June 28,	March 29,	December 28,
	2026	2026	2025

Accounts receivable	$646.6	$664.4	$686.1
Short-term contract assets	95.9	63.1	72.8
Inventory	1,667.5	1,580.3	1,403.2
Accounts payable	(656.6)	(654.9)	(568.2)
Short-term contract liabilities	(143.5)	(154.4)	(146.4)
Subtotal	1,609.9	1,498.5	1,447.5

Allowance for doubtful accounts	4.2	3.9	4.2
Inventory reserves	117.2	100.0	80.4
Net managed working capital held for sale	—	—	—
Managed working capital	$1,731.3	$1,602.4	$1,532.1

Annualized prior 3 months sales	$5,044.5	$4,606.0	$4,708.2

Managed working capital as a
% of annualized sales	34.3%	34.8%	32.5%

Change in managed working capital:
Year-to-date 2026	$199.2
Q2 2026	$128.9